Exhibit 4.10

Exclusive Consulting and Service Agreement

This Exclusive Consulting and Service Agreement (hereinafter referred to as this “Agreement”) is entered into on this 1st day of July, 2008 in Shanghai of China by and between:

Shanda Computer (Shanghai) Co., Ltd., located at Room 712-A, No. 625 Zhangjiang Road, Pudong New Area, Shanghai, hereinafter referred to as “Party A”; and

Shanghai Shanda Networking Development Co., Ltd., located at Room 402-B, No. 727 Zhangjiang Road, Pudong New Area, Shanghai, hereinafter referred to as “Party B”; and

Party A and Party B may hereinafter collectively be referred to as the “ Parties” and, individually, as the “Party”.

Whereas,

1.	Party A, a wholly foreign-owned enterprise incorporated and existing according to law in the People' Republic of China (the “PRC”), has consulting and service resources;

2.	Party B is a limited liability company incorporated in the PRC;

3.	Party A has agreed to provide Party B with the consulting and services hereunder, and Party B has agreed to accept such consulting and services from Party A.

NOW THEREFORE, the Parties have reached the following terms and conditions for mutual compliance on the principle of equal footing and mutual benefits through friendly negotiation:

1.	Consulting and Services: Exclusive Rights and Benefits

1.1
Party A has agreed to provide Party B with the consulting and services hereunder acting as the exclusive consulting and service provider of Party B in accordance with the conditions hereof in the Term of this Agreement. For more information on the consulting and services, please refer to Appendix 1 hereto.

1.2
Party B has agreed to accept the consulting and services provided by Party A in the Term of this Agreement. In consideration of the value of the consulting and services provided by Party A, and of good cooperation relationships between the Parties, Party B has further agreed not to accept other consulting and services for the business scopes involved in this Agreement from any third party in the Term of this Agreement, unless otherwise agreed by Party A in writing in advance.

1.3
Any rights, ownerships, rights and benefits, intellectual properties (including but not limited to the copyrights, patent rights, know-how, trade secrets and other rights) arising out of the performance of this Agreement, whether developed by Party A, or developed by Party B on the basis of Party A's intellectual properties or developed by Party A on the basis of Party B's intellectual properties, shall be owned by Party A exclusively, and Party B shall not claim any such rights, ownerships, rights and benefits, and intellectual properties against Party A. In the event that the said development is carried out by Party A on the basis of Party B's intellectual properties, Party B shall ensure that there is no defect on such intellectual properties. Otherwise, Party B shall bear Party A's losses arisen therefrom. Furthermore, if Party A is required to indemnify any third party due to the said development, it is entitled to claim all of its losses from Party B after it indemnifies such third party.

1.4
In consideration of good cooperation relationship between the Parties, Party B has undertaken to obtain Party A's prior consents if it intends to carry out any business cooperation not set forth in Appendix 1 hereto. If Party B does so, Party A or its affiliates shall cooperate with Party B with priority under the same conditions. Without Party A's prior consents, Party B shall not carry out the said cooperation business at its own discretions.

2.	Calculation and Payment for Consulting and Service Fees (hereinafter referred to as the “Service Fees”)

2.1	The Parties have agreed that the Service Fees hereunder shall be confirmed and paid in accordance with Appendix 2 hereto.

2.2
In the event that Party B fails to pay the Service Fees and other fees in accordance with this Agreement, it shall pay additional 5‱ of the outstanding amount per day as the liquidated damages to Party A.

2.3
Party A is entitled to, at its own costs, appoint its employee or a certified public accountant   from the PRC or other country (hereinafter referred to as “Party A's Authorized Representative”) to check Party B's accounts for examining the calculation methods and amount of the Service Fees. For this purpose, Party B shall provide Party A's Authorized Representative with the documentation, books, records and information required by such Authorized Representative, so that such Authorized Representative audits Party B's accounts and confirms the amount of the Service Fees. Save for significantly material errors, the amount of the Service Fees shall be subject to such amount as is confirmed by Party A's Authorized Representative.

2.4
Unless otherwise agreed by the Parties, any fees, such as banking charges, etc., shall not be deducted or offset from the Service Fees that shall be paid to Party A by Party B in accordance with this Agreement.

2.5
In addition to the Service Fees, Party B shall reimburse Party A with the out-of-pockets arising from the consulting and services hereunder, including but not limited to all travelling expenses, transport fees (taxi fees, etc.), printing fees, postages and so on.

3.	Statements and Warranties

3.1	Party A hereby states and warrants as follows:

3.1.1	It is a company incorporated and existing in accordance with the laws of the PRC;

3.1.2
It shall perform this Agreement subject to its capacities and business scopes; its performance of this Agreement has been duly authorized, and has been consented and approved by the third party and the governmental authorities, and has not (will not) violated the laws or contracts that binds upon or restrains it;

3.1.3	This Agreement shall constitute a legal document lawful to, effective to, binding upon and enforceable to it after this Agreement is entered into.

3.2	Party B hereby states and warrants as follows:

3.2.1	It is a company incorporated and existing in accordance with the laws of the PRC;

3.2.2
It shall perform this Agreement subject to its capacities and business scopes; its performance of this Agreement has been duly authorized, and has been consented and approved by the third party and the governmental authorities, and has not (will not) violated the laws or contracts that binds upon or restrains it;

3.2.3	This Agreement shall constitute a legal document lawful to, effective to, binding upon and enforceable to it after this Agreement is entered into.

4.	Confidentiality

4.1
Party A and Party B have agreed to take all reasonable confidential measures as possible as practical to keep well the confidential data and information (hereinafter referred to as the “Confidential Information”, the Party providing the data and information (the “Disclosing Party”) shall expressly state that such data and information is confidential in writing when providing such data and information) , which they may know or have access to during the performance of this Agreement. Without prior written consents of the Disclosing Party, no Party can disclose, give or assign any such Confidential Information to any third party in any circumstances (including such circumstances in which the Party receiving the Confidential Information (the “Receiving Party”) has a merger with a third party, or is consolidated or controlled by a third party, whether directly or indirectly). Once this Agreement is terminated, Party A and Party B shall return any documents, data or software bearing the Confidential Information to the original owner of such Confidential Information or the Disclosing Party, or destroy such Confidential Information upon the consents of such original owner or Disclosing Party, including the deletion of any such Confidential Information from memory devices, and shall not keep any such Confidential Information used further. Party A and Party B shall only disclose the Confidential Information to Party B's employees, agents or professional consultants who need to know such information under necessary confidential measures, and shall cause such employees, agents or professional consultants to observe the confidential obligations hereunder. For the purpose of observing the Confidential Obligations hereunder, Party A and Party B, Party B's employees, agents or professional consultants shall enter into confidential agreements for their compliance and implementation.

4.2	The foregoing restrictions shall not apply to:

4.2.1	Any information that has already come to the public when such information is disclosed;

4.2.2	Any information that comes to the public without the defaults of Party A or Party B after such information is disclosed;

4.2.3	Any information that has been possessed or developed by Party A or Party B independently before such information is disclosed, which can be verified by Party A or Party B;

4.2.4
Any of the said Confidential Information that shall be disclosed to relevant governmental authorities and stock exchanges by Party A or Party B in accordance with the laws, or shall be disclosed to its direct legal counsel and financial consultants by Party A or Party B by virtue of its normal business demands.

4.3	The Parties have agreed that this Section shall survive, irrespective of whether this Agreement is amended, rescinded or terminated.

5.	Indemnification

5.1
In the event that either Party hereto breaches this Agreement or any of its statements and warranties hereunder (the “Breaching Party”), the Non-breaching Party may notify the Breaching Party in writing to correct its breaches within ten (10) days upon receipt of such notice, and to take the measures for avoiding any damages promptly and effectively, and to continue to perform this Agreement. In case of any damages, the Breaching Party shall indemnify the Non-breaching Party, so that the Non-breaching Party obtains all rights and benefits as if this Agreement would have been performed.

5.2
The Breaching Party shall indemnify and hold the Non-breaching Party harmless against and from any expenses, liabilities or losses (including but not limited to the company's profit losses), lost interests and attorney's fees that may be sustained by the Non-breaching Party arising from or in relation to its breaches. The total compensations paid to the Non-breaching Party by the Breaching Party shall equal to the losses arising from any such breaches, and such compensations shall include the benefits that would have been obtained by the Non-breaching Party as if this Agreement would have been performed. However, such compensations shall not be more than such benefits as are anticipated by the Parties reasonably.

5.3
Party B shall be liable for any claims that may be demanded by any person arising from its failure to observe Party A's indication, or its misuse of Party A's intellectual properties, or its inappropriate technical operations. In the event that Party B has found that anybody is using Party A's intellectual properties without lawful authorization, it shall forthwith notify Party A of such use and assist any action that may be taken by Party A.

5.4	In the event that the Parties breach this Agreement, each Party shall make the indemnifications subject to its breaches.

6.	Validity, Performance and Term

6.1	This Agreement comes to effect on the date first written above when it is entered into.

6.2
Unless otherwise terminated by Party A earlier, this Agreement shall be valid for twenty (20) years from the date when it comes to effect (the “Term”). The Parties shall extend this Agreement at Party A's request provided that Party A requests doing so prior to the expiration of the Term of this Agreement, and shall enter into a new exclusive consulting and service agreement or continue to perform this Agreement at Party A's request.

7.	Termination

7.1
In the event that Party B terminates this Agreement earlier without any justified reasons during the Term of this Agreement, it shall indemnify and hold Party A harmless against and from any losses that may be sustained by Party A arising from such termination, and shall pay Party A for the completed services forthwith.

7.2	This Agreement may be terminated upon the consensus of the Parties.

7.3	After this Agreement is terminated, the rights and obligations of the Parties under section 4 and 5 shall survive.

8.	Dispute Resolution

8.1
Any dispute arising out of the interpretation to or performance of this Agreement shall be resolved through friendly negotiation in good faith by the Parties; if not reached, any Party may submit such dispute to the China International Economic and Trade Arbitration Commission Shanghai Commission (“CIETACSC”) according to the Rules of CIETACSC in force for the time being. Such arbitration shall be carried out in Shanghai. The language in the arbitration proceedings shall be Chinese. The awards are final and binding upon the Parties. This Section shall not be affected by any termination or revocation of this Agreement.

8.2	Save for the matters under disputes, the Parties shall continue to perform their respective obligations in good faith in accordance with this Agreement.

9.	Force Majeure

9.1
“Force Majeure Events” shall mean any events beyond the reasonable controls of the Party so affected (the “Affected Party”), which are unavoidable even if the Affected Party takes a reasonable care, including but not limited to the governmental acts, Act of God, fires, explosion, storms, floods, earthquakes, morning and evening tides, lightning or wars. However, any insufficiency of the credits, funds or financing shall not be deemed as the events beyond reasonable controls of the Affected Party. The Affected Party seeking for the exemption of any performance under this Agreement or any provision hereof shall inform the other Party of such exemption and its proposed measures to make further performance as soon as practicable.

9.2
In the event that the performance of this Agreement is delayed or interrupted due to the said Force Majeure Events, the Affected Party shall be excused from any liability to the extent of the delayed or interrupted performance. The Affected Party shall take necessary measures for reducing or eliminating the adverse impacts arising from such Force Majeure Events. Once the said Force Majeure Events eliminate, the Parties have agreed to try their best efforts to recover the performance of this Agreement.

10.	Notices

10.1
All notices and correspondences to or upon each Party to be effective for the performance of the rights and obligations hereunder shall be in writing, and sent to the following address of the other Party by personal delivery, registered mail, postage prepaid mail, generally accepted courier service or fax.

Party A: Shanda Computer (Shanghai) Co., Ltd.
Address: Room 712-A, No. 625 Zhangjiang Road, Pudong New Area, Shanghai
Fax:
Tel:
Addressee:

Party B: Shanghai Shanda Networking Development Co., Ltd.
Address: Room 402-B, No. 727 Zhangjiang Road, Pudong New Area, Shanghai
Fax:
Tel:

10.2	Any notice and correspondence shall be deemed to be served as follows:

If it is sent by fax, it shall be deemed to be served on the recording date on the faxed copy. However, if it is sent after 17:00 P.M. on a business day or on a non-business day of the addressee, it shall be deemed to be served on the next business day following the recording date on the faxed copy. If it is sent by personal delivery (including the express mail service), the date when it is signed and accepted shall prevail. If it is sent by registered mail, the 15th day following the date recorded on the return receipt shall prevail.

11.	Assignment

Unless otherwise agreed by Party A in writing in advance, Party B shall not assign all of its rights and obligations hereunder to any third party. Party A is entitled to assign all of its rights and obligations hereunder to its affiliates without Party B's prior consents; however, it shall inform Party B of such assignment.

12.	Severability

In the event that any provision hereof becomes invalid or unenforceable because such provision conflicts with the laws, such provision shall be held invalid or unenforceable to the extent required by the governing laws, and shall not affect the validity of the remaining provisions of this Agreement.

13.	Amendment and Supplement

The Parties shall amend and supplement this Agreement in writing only. Any amendment and supplement shall be integral to this Agreement after the same is entered into by the Parties, which shall have the same force and effect with this Agreement.

14.	Governing Law

The conclusion, validity and performance of, interpretation to and dispute resolution in relation to this Agreement shall be governed by and interpreted in accordance with the laws of the PRC.

IN WITNESS WHEREOF, the Parties have caused their authorized representatives to enter into this Agreement on the date first written above.

[No Text Follow, Signature Page for Exclusive Consulting and Service Agreement Follow]

Party A: Shanda Computer (Shanghai) Co., Ltd. (Seal)

Legal Representative/Authorized Representative: _______________________

Title: _________________

Date: _____MM _____DD _____YY

Party B: Shanghai Shanda Networking Development Co., Ltd. (Seal)

Legal Representative/Authorized Representative: _______________________

Title:_________________

Date: _____MM _____DD _____YY

Appendix 1:

Consulting and Service List

The consulting and services hereunder shall cover technical consulting, services and business consultancy in respect of the development, maintenance and supports of and for computer software, hardware and system based on the business operating demands of Party B.

Appendix 2:

Calculation and Payment Method for Service Fees

1	The amount for the Service Fees shall be agreed by the Parties subject to the provisions of the services, and shall be calculated and paid quarterly.

2	The amount for the Service Fees shall be negotiated and agreed on the basis of the following factors:

2.1	Technical degree and complexity level of consulting and services;

2.2	Consulting and service time of Party A's employees;

2.3	Concrete contents and business value of the consulting and services hereunder;

2.4	Reference to marketing price of similar consulting and services.

3
Party A shall collect the Service Fees quarterly, and send the Service Fee Bill for the immediately preceding quarter to Party B within thirty (30) days from the first day of any quarter. Party B shall remit the Service Fees to the bank account designated by Party A within ten (10) business days upon the receipt of the said Bill. Party B shall send the copy of the remittance certificate to Party A by fax or mail within ten (10) business days after the Service Fees are remitted.

4
In the event that Party B considers that the service price mechanism hereunder is not applicable and needs to be adjusted for some reasons, it shall actively negotiate on determining the new pricing standards or mechanism with Party A within ten (10) business days after Party A demands adjusting the service price mechanism in writing. In the event that Party B fails to give a response within ten (10) business days after it receives the said service price adjustment demand, it shall be deemed to accept such service price adjustment. Party A shall negotiate on adjusting the Service Fees with Party B at Party B's request as well.